Exhibit 10.13

Westmoreland Coal Company
2014 Equity Incentive Plan
Time Vested Restricted Stock Unit Agreement
This Restricted Stock Unit Agreement (this “Agreement”) is made and entered into as of [DATE] (the “Grant Date”) by and between Westmoreland Coal Company, a Delaware corporation (the “Company”) and _________________________ (the “Director”).
WHEREAS, the Company has adopted the 2014 Equity Incentive Plan (the “Plan”) pursuant to which awards of Restricted Stock Units may be granted; and
WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant the award of Restricted Stock Units provided for herein.
NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
SECTION 1.  GRANT OF RESTRICTED STOCK UNITS.
1.1Pursuant to the Plan, the Company hereby issues to the Director on the Grant Date an Award consisting of, in the aggregate, __________ [NUMBER] Restricted Stock Units (the “Restricted Stock Units” or “RSUs”). Each Restricted Stock Unit represents the right to receive one share of Common Stock, subject to the terms and conditions set forth in this Agreement and the Plan. Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.
1.2The Restricted Stock Units shall be credited to a separate account maintained for the Director on the books and records of the Company (the “Account”). All amounts credited to the Account shall continue for all purposes to be part of the general assets of the Company.
SECTION 2.  CONSIDERATION.
The grant of the Restricted Stock Units is made in consideration of the services to be rendered by the Director to the Company.
SECTION 3.  VESTING.
3.1Except as otherwise provided herein, provided that the Director remains in Continuous Service through such date, the Restricted Stock Units will vest on [DATE]. Once vested, the Restricted Stock Units become “Vested Units.”
3.2The foregoing paragraph notwithstanding, if the Director’s Continuous Service terminates as a result of the Director’s death or Disability, 100% of the unvested Restricted Stock Units shall vest as of the date of such termination.
3.3The foregoing vesting schedule notwithstanding, if a Change in Control occurs and the Director’s Continuous Service is terminated by the Company or an Affiliate without Cause, and the Director’s date of termination occurs within twelve (12) months following the

Director / Stock Settled / Time Vested

Change in Control, all unvested Restricted Stock Units shall automatically become 100% vested on the Director’s date of termination.
SECTION 4.  RESTRICTIONS.
Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period and until such time as the Restricted Stock Units are settled in accordance with Section 6, the Restricted Stock Units or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Director. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock Units or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Restricted Stock Units will be forfeited by the Director and all of the Director’s rights to such units shall immediately terminate without any payment or consideration by the Company.
SECTION 5.  RIGHTS AS SHAREHOLDER; DIVIDEND EQUIVALENTS.
5.1The Director shall not have any rights of a shareholder with respect to the shares of Common Stock underlying the Restricted Stock Units unless and until the Restricted Stock Units vest and are settled by the issuance of such shares of Common Stock.
5.2Upon and following the settlement of the Restricted Stock Units, the Director shall be the record owner of the shares of Common Stock underlying the Restricted Stock Units unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting rights).
SECTION 6.  SETTLEMENT OF RESTRICTED STOCK UNITS.
6.1Subject to Section 9 hereof, promptly following the vesting date, the Company shall (a) issue and deliver to the Director the number of shares of Common Stock equal to the number of Vested Units; and (b) enter the Director’s name on the books of the Company as the shareholder of record with respect to the shares of Common Stock delivered to the Director.
6.2Notwithstanding Section 6.1, in accordance with the Plan, the Committee may, but is not required to, prescribe rules pursuant to which the Director may elect to defer settlement of the Restricted Stock Units. Any deferral election must be made in compliance with such rules and procedures as the Committee deems advisable.
SECTION 7.  NO RIGHT TO CONTINUED SERVICE.
Neither the Plan nor this Agreement shall confer upon the Director any right to be retained as a Director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Director’s Continuous Service at any time, with or without Cause.

SECTION 8.  ADJUSTMENTS.
If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the Restricted Stock Units shall be adjusted or terminated in any manner as contemplated by of the Plan.
SECTION 9.  TAX LIABILITY AND WITHHOLDING.
9.1The Director shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Director pursuant to the Plan, the amount of any required withholding taxes in respect of the Restricted Stock Units and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Director to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

a.	tendering a cash payment.

b.
authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Director as a result of the vesting of the Restricted Stock Units; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the minimum amount of tax required to be withheld by law.

c.	delivering to the Company previously owned and unencumbered shares of Common Stock.
9.2Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Director’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the Restricted Stock Units or the subsequent sale of any shares; and (b) does not commit to structure the Restricted Stock Units to reduce or eliminate the Director’s liability for Tax-Related Items.
SECTION 10.  MISCELLANEIOUS PROVISIONS
10.1Compliance with Law. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Director with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.
10.2Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Director under this

Agreement shall be in writing and addressed to the Director at the Director’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.
10.3Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles.
10.4Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Director or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Director and the Company.
10.5Restricted Stock Units Subject to Plan. This Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. Defined terms included within but not defined have the meaning assigned to them in the Plan.
10.6Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Director and the Director’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Stock Units may be transferred by will or the laws of descent or distribution.
10.7Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.
10.8Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Restricted Stock Units in this Agreement does not create any contractual right or other right to receive any Restricted Stock Units or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Director’s employment with the Company.
10.9Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Restricted Stock Units, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Director’s material rights under this Agreement without the Director’s consent.
10.10Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Director on account of non-compliance with Section 409A of the Code.
10.11No Impact on Other Benefits. The value of the Director’s Restricted Stock Units is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit, except to the extent required under the terms of any qualified pension plan.
10.12Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
10.13Acceptance. The Director hereby acknowledges receipt of a copy of the Plan and this Agreement. The Director has read and understands the terms and provisions thereof, and accepts the Restricted Stock Units subject to all of the terms and conditions of the Plan and this Agreement. The Director acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Restricted Stock Units or disposition of the underlying shares and that the Director has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Westmoreland Coal Company

By: _____________________ Name: Title:

[EMPLOYEE NAME]

By: _____________________ Name: